Exhibit 10.1

PACE HEALTH MANAGEMENT SYSTEMS, INC.

January 12, 2007

RE:	Amendment of Stock Purchase Agreement

To the parties listed

on the signature page hereto:

Reference is hereby made to the STOCK PURCHASE AGREEMENT (the “Agreement”), dated August 2, 2006 by and among Pace Health Management Systems, Inc., an Iowa corporation (“Purchaser”), ConMed, Inc., a Maryland corporation (“Company”) and the stockholders identified on Schedule I thereto (each a “Stockholder” or “Company Stockholder” and collectively, the “Company Stockholders”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1.  Section 2.2 (a) of the Agreement shall be deleted in its entirety and replaced with the following:

(a)          The Closing.  The parties shall endeavor to effect the closing of the Sale and the other transactions contemplated hereby (the “Closing”) with a view towards closing on or before January 31, 2007, or at such other time as the Parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Ellenoff Grossman & Schole LLP located at 370 Lexington Avenue, New York, New York unless otherwise agreed by the Parties. Purchaser has previously paid to the Company a non-refundable cash deposit of $250,000 upon execution of this Agreement (“Forfeited Cash Deposit”); such Forfeited Cash Deposit was released from escrow pursuant to its terms on November 3, 2006 and was paid to the Company. As of today’s date, and intending to reinstate and readopt this Agreement (except as otherwise expressly provided by this Amendment), Purchaser shall pay $250,000 to the Company as a non-refundable cash deposit (“New Cash Deposit”), to be held in escrow by Jackson & Campbell, P.C., counsel to the Company; provided, however, that such New Cash Deposit shall be released from escrow and returned to Purchaser in the event the Company and/or any of the Company Stockholders, fail to satisfy the closing conditions and any other required obligations hereunder; provided, further, that such New Cash Deposit shall be released from escrow and distributed to the Company Stockholders in the event that the Closing does not occur by January 31, 2007, in the event the Purchaser fails to satisfy the closing conditions and any other required obligations hereunder. In the event that the Closing is consummated on or before January 31, 2007, the New Cash Deposit of $250,000 shall be deducted from the Cash Consideration (as defined below) owed to the Company Stockholders at the Closing of the Sale. Notwithstanding anything herein to the contrary and subject to the termination provisions of this Agreement, in the event the Closing does not occur by January 31, 2007, (i) this Agreement shall become null and void, and (ii) the parties shall have no further obligation pursuant to this Agreement, except for the confidentiality provisions that will survive this Agreement.

2.  Section 2.2(c) of the Agreement shall be deleted in its entirety and replaced with the following:

(c)         Closing Deliveries.  At the Closing:   (i) the Purchaser will pay to the Company Stockholders the Purchase Price (as defined below) minus the New Cash Deposit as provided above, and subject to the Holdback as provided below; (ii) the Company Stockholders will deliver the stock certificates representing the Company Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, free and clear of all Liens, and any other documents that are necessary to transfer to the Purchaser good title to all the Company Stock; (iii) the Purchaser, the Company and the Company Stockholders will each execute and deliver the documents required to be delivered by each of them pursuant to this Agreement hereunder; and (iv) the Purchaser, the Company and the Company Stockholders will either: (A) confirm in writing the satisfaction of all closing conditions, as described below, or (B) expressly waive in writing the fulfillment of any such closing condition, in each of their sole discretion.

3.  Section 2.4(a) of the Agreement shall be deleted in its entirety and replaced with the following:

(a)          Consideration.  As consideration in full for the Sale of the Company Stock, the Purchaser will pay to the Company Stockholders, as set forth in Section 2.4 of the Company Disclosure Schedule: (i) Eight Million ($8,000,000) in cash (the “Cash Consideration”), less the New Cash Deposit (as defined above) and (ii) 8,000 shares of a newly created preferred stock (the “Pace Stock”) which shall be convertible into 800,000 post-split shares of the Purchaser’s common stock, no par value (“Pace Common Stock”) (the Pace Stock, together with the Cash Consideration; collectively, the “Purchase Price”).

4.  (a)    The Company affirms each of the representations and warranties contained in Article III and that the representations and warranties therein are true, correct, and not misleading as of the date of this Amendment. The Company Disclosure Schedule and any Disclosure Schedule Updates provided to the Purchasers and accepted by the Purchaser (i) are true, accurate and complete in all respects as of the date hereof and (ii) will be true, accurate and complete in all respects as of the Closing.

(b)          Section 3.4(a) of the Agreement is hereby amended to add the Company’s financial statements for the periods ending June 30, 2006 and September 30, 2006, and the Company’s unaudited financial statements for the nine (9) month periods ended September 30, 2005 and 2006 to the definition of “Company Financial Statements”.

5.  In addition, Company and Company Stockholders, jointly and severally, represent and warrant to Purchaser all of the representations and warranties contained in Annex A of this Amendment. Such representations and warranties (i) are true, accurate and complete in all respects as of the date hereof and (ii) will be true, accurate and complete in all respects as of the Closing.

6.  Section 8.3 (b) of the Agreement shall be deleted in its entirety and replaced with the following:

Section 8.3       (b)       By Purchaser, Company or Company Stockholders, if (i) this Agreement shall not have been consummated on or before January 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in the failure of the Agreement to be consummated on or before such date, or if (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Agreement shall have become final and nonappealable;

7.  Simultaneous with the execution of this side letter, a letter agreement, in the form attached hereto as Exhibit I, relating to the personal guarantees made out in favor of Liberty Mutual Insurance Company by each of the Guarantors identified therein on the bonds posted for Sedgwick County, Kansas and Howard County, Maryland shall be executed by Purchaser and each such Guarantor.

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                Other than as set forth above, the Agreement shall be unchanged, shall continue to bind the parties and shall remain in full force and effect. This side letter and the transactions contemplated hereby, and all disputes between the parties under or related to this side letter or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware.

Very truly yours,

PACE HEALTH MANAGEMENT SYSTEMS, INC.

By:	/s/ John Pappajohn
Name: John Pappajohn Title: Acting Chief Executive Officer

AGREED TO AND ACCEPTED BY:

COMPANY:

CONMED, INC.

By:	/s/ Ronald Grubman
Name: Ronald Grubman Title: President

COMPANY STOCKHOLDERS:

YANKEE PARTNERS, LLC

By:	/s/ Ronald Grubman
Name: Ronald Grubman Title: Member

RSO, LLC

By:	/s/ Richard Olson
Name: Richard Olson Title: Member

HAFT VOYAGE, LLC

By:	/s/ Howard Haft
Name: Howard Haft Title: Member

/s/ Ronald Grubman
Ronald Grubman

/s/ Richard Olson
Richard Olson

/s/ Howard Haft
Howard Haft

ANNEX A

Representations and Warranties of ConMed, Inc. (“Company”). Except as set forth under the corresponding section of the Disclosure Schedules which Disclosure Schedules shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the following representations and warranties to the Purchaser. Additionally, the placement agent and the investors in the Private Placement, as defined in Section 7.1(d) of the Agreement, shall be entitled to rely on all of the representations, warranties and covenants made by the Company to the Purchaser hereunder, as if such representations, warranties and covenants were made directly to the placement agent and such investors. Unless otherwise set forth herein, capitalized terms shall have the meanings set forth in the Agreement.

(a)          Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, then all other references to the Subsidiaries or any of them in the Agreement, any other agreement entered into therewith, and the transactions contemplated thereby shall be disregarded.

(b)          Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any of the Agreement or any of the agreements entered into therewith, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any of the Agreement or any of the agreements entered into therewith (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no suit, action, investigation or proceeding (“Proceeding”) has been institut ed in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Agreement and the transactions contemplated thereby and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Agreement and the agreements entered into therewith by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with all necessary third-party approvals, waivers and consents (the “Required Approvals”). The Agreement and each of the agreements entered into therewith has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)          No Conflicts. The execution, delivery and performance of the Agreement and the agreements entered into therewith by the Company, the sale of the Company Stock and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)          Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Agreement and the agreements entered into therewith.

(f)           Material Changes; Undisclosed Events, Liabilities or Developments. Except as specifically disclosed in writing (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(g)          Litigation. Except as disclosed in Schedule 3(g) hereto, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Agreement and the agreements entered into therewith or the Company Stock or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by any governmental or regulatory authority or agency involving the Company or any current or former director or officer of the Company.

(h)          Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or Subsidiary which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company, and neither the Company or any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)           Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(j)           Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(k)          Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(l)           Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a notice (written or otherwise) that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)         Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(n)          Transactions With Affiliates and Employees. None of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or Subsidiary and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company or any Subsidiary.

(o)          Certain Fees. All brokerage or finder’s fees or commissions that are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Agreement and the agreements entered into therewith are as set forth on Schedule 3.1(o). The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Agreement and the agreements entered into therewith.

(p)          Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)          Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(r)          Solvency. Based on the financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Company Stock hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(r) sets forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(s)         Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(t)         Anti Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) or any Subsidiary which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery/kickback law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject.

(u)          Accountants. The Company’s accounting firm is set forth on Schedule 3.1(u) of the Disclosure Schedule. To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(v)         No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.

(w)         FDA.  Neither the Company nor its Subsidiaries manufacture, package, label, test, distribute, sell, and/or market any products subject to the jurisdiction of the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder.

(x)         Manufacturing and Marketing Rights.   Neither the Company nor its Subsidiaries manufacture, produce, assemble, license, market, or sell any products to any Person.

(y)         Obligations of Management.   Each officer and key employee of the Company and its Subsidiaries is currently devoting substantially all of his or her business time to the conduct of business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee of the Company or any Subsidiary is planning to work less than full time at the Company or any Subsidiary, as applicable, in the future. No officer or key employee is the currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer of key employee is or will be compensated by such enterprise.

(z)         Minute Books.   The minute books of the Company and its Subsidiaries made available to the Purchasers contain a complete summary of all meetings of directors and stockholders since the time of incorporation.

(aa)       Elections.   To the Company’s knowledge, all elections and notices permitted by Section 83(b) of the Internal Revenue Code and any analogous provisions of applicable state tax laws have been timely filed by all employees who have purchased shares of the Common Stock under agreements that provide for the vesting of such shares of Common Stock.

(bb)       Accounts Receivable.   All accounts receivable of the Company and its Subsidiaries that are reflected on the Company’s and its Subsidiaries’ balance sheets or interim balance sheets or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet or interim balance sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the interim balance sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full without any set-off, within ninety days after the day on which it must becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any agreement and/or contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.1(bb) contains a complete and accurate list of all Accounts Receivable as of the date of the interim balance sheet, which list sets forth the aging of such Accounts Receivable.

(cc)       Inventory.    All inventory of the Company and the Subsidiaries, whether or not reflected in the balance sheet or interim balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the balance sheet or interim balance sheet or on the accounting records of the Company and the Subsidiaries as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on the last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Subsidiaries.

(dd)       Complaints.    Neither the Company nor any Subsidiary has received any material client complaints concerning its services.

(ee)       Employee Benefits.    Except as set forth on Schedule 3.1(ee), neither the Company nor any Subsidiary has (nor for the two years preceding the date hereof has had) any plans which are subject to ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

(ff)       Potential Claims.    The representations, warranties, covenants and statements contained herein and in the certificates, exhibits and schedules related hereto do not contain (i) any untrue statement of a fact which could give rise to a Material Adverse Effect with respect to the Company or its business or operations, and (ii) do not omit any fact which could give rise to a Material Adverse Effect with respect to the Company or its business or operations.

EXHIBIT I

PACE HEALTH MANAGEMENT SYSTEMS, INC.

January 12, 2007

RE:	Performance Bond Guarantees

To the parties listed

on the signature page hereto:

Reference is hereby made to that certain personal guaranty dated March 21, 2005 made out in favor of Liberty Mutual Insurance Company (“Liberty”) by each of Ronald Grubman, Joyce Grubman, Richard Olson, Susan Olson, Howard M. Haft and Becky Ann Haft (the “Guarantors”) on the bond (with Liberty acting as surety thereunder) posted for Sedgwick County, Kansas (the “Kansas Personal Guaranty”, such bond, the “Kansas Bond”), and that certain personal guaranty dated March 21, 2005 made out in favor of Liberty by the Guarantors on the bond (with Liberty acting as surety thereunder) posted for Howard County, Maryland (the “Maryland Personal Guaranty”, such bond, the “Maryland Bond”, collectively, the “Personal Guaranties” and the “Bonds”).

Pace Health Management Systems, Inc. (the “Company”) agrees that, following the consummation of its purchase of and merger with ConMed, Inc. (“ConMed”), the Company shall use commercially reasonable best efforts to either:

(i)	replace the Bonds with performance bonds not containing Personal Guaranties;

(ii)	renew or otherwise amend the Bonds, so that the Bonds no longer contain or require the Personal Guaranties.

If the Company is unable to effect either (i) or (ii) above using its commercially reasonable best efforts, Guarantors agree to maintain the Personal Guaranties in full force and effect until the expiration of the Bonds, pursuant to the terms of such Bonds.

This side letter and the transactions contemplated hereby, and all disputes between the parties under or related to this side letter or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware.

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Very truly yours,

PACE HEALTH MANAGEMENT SYSTEMS, INC.

By: ______________________________________
Name:
Title:

AGREED TO AND ACCEPTED BY:

___________________________________

Ronald Grubman

___________________________________

Joyce Grubman

___________________________________

Richard Olson

___________________________________

Susan Olson

___________________________________

Howard M. Haft

___________________________________

Becky Ann Haft